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                                                                    EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT

       EMPLOYMENT AGREEMENT dated as of April 20, 1999, by and between SPECTRASITE HOLDINGS, INC., a Delaware corporation (the "Company"), and RICHARD
J. BYRNE (the "Employee").

                              W I T N E S S E T H:

       WHEREAS the Company desires to induce the Employee to enter into employment with the Company for the period provided in this Agreement, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

       NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

       1. Employment. (a) The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment with the Company, beginning on a date of the Employee's choosing within thirty (30) days of the date hereof (the "Effective Date") and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

       (b) The Employee affirms and represents that as of the commencement of his employment by the Company on the Effective Date he will be under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agreement.

       2. Term of Employment. (a) Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date (the "Initial Term").

       (b) The term of the Employee's employment under this Agreement shall be automatically renewed for additional one-year terms (each a "Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless the Company or the Employee delivers to the other, at least one year prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, a written notice specifying that the term of the Employee's employment will not be renewed at the end of the Initial Term or such Renewal term, as the case may be. The period from the Effective Date until the fifth anniversary of said date or, in the event that the Employee's employment hereunder is earlier terminated as provided herein




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or renewed as provided in this Section 2(b), such shorter or longer period, as the case may be, is hereinafter called the "Employment Term".

       3. Duties. The Employee shall be employed as Executive Vice President Business Development of the Company, shall faithfully and competently perform such duties as inhere in such position and as are specified in the By-laws of the Company and shall also perform and discharge such other executive employment duties and responsibilities as the Board of Directors of the Company shall from time to time determine. The Employee shall perform his duties principally at the offices of the Company in Cary, North Carolina, with such travel to such other locations from time to time as the Board of Directors of the Company may reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote his full business time throughout the Employment Term to the services required of him hereunder. The Employee shall render his business services exclusively to the Company and its subsidiaries during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his position. Nothing contained in this Section 3 shall preclude the Employee from performing services for charitable or not-for-profit community organizations, provided that such activities do not interfere with the Employee's performance of his duties and responsibilities under this Agreement.

       4. Salary and Bonus. (a) Salary. As compensation for the performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of One Hundred Seventy-Five Thousand Dollars ($175,000) (said amount, together with any increases thereto as may be determined from time to time by the Board of Directors of the Company in its sole discretion, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect.

       (b) Bonus. The Employee shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term in accordance with the Company's management bonus plan as in effect from time to time, in each case as may be determined by the Board of Directors of the Company in its sole discretion on the basis of performance-based criteria to be established from time to time by the Board of Directors in its sole discretion. Such bonus amount with respect to any fiscal year is expected to be up to 40% of the Employee's annual Salary if the Company achieves its plan approved by the Board of Directors of the Company for such fiscal year. Any bonus payable under this Section 3(b) shall be pro-rated for any portion of a fiscal year occurring during the




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Employment Term, provided that there shall be no proration for the 1999 fiscal year but the amount of the bonus for 1999 shall be offset by the amount of the bonus (if any) which the Employee receives from Nextel Communications, Inc. or its affiliates in connection with the Employee's services thereto for the period from January 1, 1999 through the Effective Date).

              5. Other Benefits; Company Stock. (a) General. During the Employment Term, the Employee shall:

              (i) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

              (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

              (iii) be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, provided that such number of paid vacation days in each calendar year shall not be less than twenty work days (four calendar weeks); the Employee shall also be entitled to all paid holidays given by the Company to its senior executive officers;

              (iv) be eligible for consideration by the Board of Directors of the Company for awards of stock options under any stock option plan which may be established by the Company for its and its subsidiaries' key employees, the amount, if any, of shares for which options may be granted to Employee to be in the sole discretion of the Board of Directors of the Company;

              (v) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time;

              (vi) be entitled to use of an automobile provided by the Company, which shall be a Jeep Grand Cherokee or an automobile which the Employee and the Company agree is equivalent to a Jeep Grand Cherokee; and

              (vii) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with the Company's normal policies from time to time in effect


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       (including, without limitation, relocation expenses).

              (b) Options. Simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company has granted the Employee options (the "Options") to purchase 200,000 shares of Common Stock, $.001 par value, of the Company at a purchase price of $5.00 per share, which options shall vest in twenty percent increments over a five-year period with the first twenty percent vesting on April 20, 2000, all as provided in the Option Agreement of even date herewith between the Company and the Employee. The Company shall cause all of the Options to vest 100% in the event that the Company terminates the Employee's employment hereunder other than pursuant to clause (iii) of Section 7(a) below.

              6. Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:

              (a) The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present or future subsidiaries or affiliates of the Company (collectively with the Company, the "Companies"), including but not limited to (i) customer lists; claims histories, adjustments and settlements and related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations; (iii) confidential or non-public information relating to business operations and strategic plans of third parties with which the Companies have or may be assessing commercial arrangements, including, without limitation, site build and deployment plans and schedules, search ring and site locations or potential locations, actual or projected wireless system subscribers and capital expenditures and operating cost information ("Third Party Information") and (iv) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove (including Third Party Information) in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee), (y) that the Employee receives on a nonconfidential basis from a source (other than the Companies or their representatives) or, in the case of Third Party


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Information, from a source (other than the Companies, the third parties to which such information relates or their respective representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies (or such third parties, in the case of Third Party Information) or (z) that was in the possession of the Employee prior to disclosure by the Companies (or such third parties, in the case of Third Party Information).

       (b) The Employee shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Companies in the performance of the Employee's duties under this Agreement. The Employee may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing immediate notice to the Company at any third party's request for such information, which notice shall include the Employee's intent with respect to such request.

       (c) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, there fore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach by the Employee (and the Employee hereby waives any requirement that any of the Companies provide a bond or other security in connection with the issuance of any such injunction); provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

       (d) The Employee agrees that upon termination of his employment with the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

       (e) The obligations of the Employee under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

       (f) Without limiting the generality of Section 10 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

       (g) The Employee hereby expressly acknowledges that the foregoing provisions of this Section 6, insofar as they relate to Third Party Information provided by or concerning


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       Nextel Communications, Inc. or any of its Affiliates (other that the
       Companies, Nextel Communications, Inc. and such Affiliates (the "Nextel Beneficiaries")) are intended to be for the express benefit of the Nextel Beneficiaries and may be enforced by the Nextel Beneficiaries by the same means and with the same effect as if such Nextel Beneficiaries were the Company and signatory parties to this Agreement.

                  7. Termination. (a) The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

                  (i) death of the Employee;

                  (ii) the Employee's inability to perform his duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

                  (iii) the Company giving written notice, at any time, to the Employee that the Employee's employment is being terminated "for cause" (as defined below);

                  (iv) the Company giving written notice, at any time, to the Employee that the Employee's employment is being terminated other than pursuant to clause (i), (ii) or (iii) above; or

                  (v) the Employee terminates his employment hereunder for any reason whatsoever (whether by reason of retirement, resignation or otherwise).

                  The following actions, failures and events by or affecting the Employee shall constitute "cause" for termination within the meaning of clause
(iii) above: (A) a conviction of the Employee of, or the entering of a plea of nolo contendere by the Employee with respect to, a felony, (B) dependence on, or habitual abuse of, controlled substances or alcohol (in the case of alcohol abuse, that has a material adverse affect on Employee's performance of his obligations under this Agreement) or acts of dishonesty by the Employee that are materially detrimental to one or more of the Companies, (C) wilful misconduct by the Employee that materially damages the business of one or more of the Companies, (D) gross negligence by the Employee in the performance of, or wilful disregard by the Employee of, his material obligations under this Agreement or otherwise relating to his employment, which gross negligence or wilful disregard continues unremedied for a period of fifteen (15) days after written notice thereof to the Employee or (E) failure by the Employee to obey the reasonable and lawful orders and policies of the Board of Directors that are material to and consistent with the provisions of this Agreement (provided that, in the case of an indictment described in clause (A) above, and in the case of clauses (B),
(C) and (E) above, the Employee shall have received written notice of such proposed termination (which notice shall state the Sections of this Agreement pursuant to which


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such termination is being effected and a description of the facts supporting such termination) and a reasonable opportunity (together with the Employee's counsel) to discuss the matter with the Board of Directors of the Company, followed by a notice that the Board of Directors of the Company adheres to its position).

       (b) In the event that the Employee's employment terminates pursuant to clause (i) or (ii) of Section 7(a) above or is terminated by the Company pursuant to clause (iv) of Section 7(a) above, whether during the Initial Term or during any Renewal Term pursuant to Section 2(b) above, then (i) during the period beginning on the date of such termination and ending on the last day of the Applicable Period (as defined in Section 9(a)), the Company shall pay to the Employee, as severance pay or liquidated damages or both, monthly payments equal to one-twelfth of (x) the rate per annum of his Salary at the time of such termination plus (y) the average annualized bonus the Employee was paid by the Company for the fiscal years during the term of this Agreement ending prior to the date of such termination, provided, however, that no such payments shall be required to be made if the Employee fails to comply with his obligations under
Section 9 below; (ii) the Company shall continue to provide the Employee with the health insurance benefits provided to other employees of the Company (including employer contributions) from the date of such termination until the earlier to occur of (x) the last day of the Applicable Period or (y) the date upon which the Employee becomes eligible for coverage under the health insurance plan of another employer and (iii) the Options held by the Employee that are vested as of the date of such termination shall continue to be exercisable by the Employee until the earlier to occur of (x) the last day of the Applicable Period or (y) the expiration of the ten year term of such Options.

       (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 7(b) above, the Company (and its affiliates) shall not be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company's for "cause"), other than (i) such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Employee pursuant to the terms of the Company's benefits plans.

       (d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

       8. Non-Assignability. (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 8(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.



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              (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

              9. Restrictive Covenants.

              (a) Competition. During the Employment Term and during the Applicable Period (as defined below), the Employee will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies within the meaning of Section 9(d), provided, however, that the provisions of this Section 9(a) shall not be deemed to prohibit the Employee's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of any other business. For purposes of this Agreement, the "Applicable Period" shall mean the twenty-four (24) month period following the termination of the Employee's employment hereunder for any reason whatsoever.

              (b) Non-Solicitation. During the Employment Term and during the Applicable Period, the Employee will not directly or indirectly induce or attempt to induce any management employee of any of the Companies to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between any of the Companies and any employee thereof.

              (c) Non-Interference. During the Employment Term and during the Applicable Period, the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Companies if such action would be known by him to have a material adverse effect on the business, assets or financial condition of any of the Companies or materially interfere with the relationship between any such person or entity and any of the Companies.

              (d) Certain Definitions.

              (i) For purposes of this Section 9, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including, without limitation, the Employee) shall be


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       deemed to be engaging in competition with one or more of the Companies, if such person or entity engages in the business of acquiring or constructing towers for telecom carriers or operators or engaging in any other business engaged in by the Companies at the time of termination of the Employee's employment with the Company, in either case in the geographic region encompassing the service areas in which any of the Companies conduct, or had an established plan to begin conducting, their businesses at the time of termination of the Employee's employment with the Company.

              (ii) For purposes of this Section 9, no corporation or entity that may be deemed to be an affiliate of the Companies solely by reason of its being controlled by, or under common control with, Welsh, Carson, Anderson & Stowe VIII, L.P. or any of their respective affiliates other than the Companies, will be deemed to be an affiliate of the Companies.

              (e) Certain Representations of the Employee. In connection with the foregoing provisions of this Section 9, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 9 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Employee in this Section 9 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

              (f) Injunctive Relief. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of
Section 9 hereof would be inadequate and, therefore, agrees that the Company and any of its subsidiaries or affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach (and the Employee hereby waives any requirement that any of the Companies provide a bond or other security in connection with the issuance of any such injunction); provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

              10. Purchase of Common Stock. (a) Restricted Stock. On or prior to April 20, 1999, Employee shall be offered for purchase 50,000 shares of Common Stock of the Company, in accordance with the terms and conditions of that certain Restricted Stock Purchase Agreement dated April 20, 1999, by and between the Company and the Employee. Within thirty (30) days of his purchase of such shares, the Employee shall file an election with the Internal Revenue Service ("IRS") pursuant to Section 83(b) of the Internal Revenue Code to include in his gross income for 1999 the excess of the fair market value of such shares over the Ten Cents ($0.10) per share "Purchase Price" he paid for such shares under the Restricted Stock Purchase Agreement


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(the "Discount"). The fair market value of the shares shall be determined by an independent valuation company retained by the Company, and the Company shall pay all expenses of such appraisal. At the time the Employee purchases such shares, the Company shall pay to the Employee, subject to withholding for income and payroll taxes, a bonus equal to eighty-two percent (82%) of the Discount to help offset the Employee's tax liability for the amount of the Discount (the "Gross-Up").

              (b) Indemnity. The Company shall indemnify and hold the Employee harmless, on an after-tax basis, from and against any additional income or payroll taxes, as well as any interest or penalties applicable thereto (collectively, the "Taxes"), which the Employee may be required to pay if it is determined that the Discount was greater than that intitially determined by the independent valuation company retained by the Company. In the event that the IRS or any state or local taxing authority ("Taxing Authority") shall dispute the fair market value of the shares purchased by the Employee pursuant to the Restricted Stock Purchase Agreement and assert that the Discount was greater than that intitially determined by the independent valuation company retained by the Company, then the Employee shall notify the Company of such claim by the Taxing Authority within ten (10) days of receiving such notice from the Taxing Authority. If the amount of the indemnity payment under this Section 10(b) is determined to be Twenty Thousand Dollars ($20,000) or less, then the Employee, in his sole discretion, shall have the right to require that the Company make such payment (without further need to follow the procedure described below) and the Employee shall release the Company from further liability under this Section 10(b).

              If, within thirty (30) days of receiving the Employee's notice of such claim by a Taxing Authority, the Company gives the Employee written notice that it desires to contest such claim (and the Employee has not released the Company from its liability under this Section 10(b)), the Employee shall:

       (i) give the Company any information reasonably requested by the Company relating to such claim;

       (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

       (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

       (iv) permit the Company to participate in any proceedings relating to such claim.


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       The Company shall control all proceedings taken in connection with any contest of the Taxes with a Taxing Authority and, at its sole option, may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim, (B) direct the Employee to pay the Taxes claimed and sue for a refund, or (C) contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a final determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Taxes incurred by the Employee on the Company's payment of the Employee's costs and expenses hereunder. If the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from and against any Taxes imposed with respect to such advance (including with respect to any income imputed in connection with such advance). If the Company directs the Employee to contest the claim, then any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount.

       11. Moving Principal Residence. (a) Moving Expenses. Upon proper substantiation and documentation by the Employee, the Company shall reimburse the Employee for reasonable expenses associated with moving his principal residence from Virginia to the vicinity of Cary, North Carolina, in accordance with the Company's Moving and Relocation Policy, provided that the $75,000 expense limit in such policy shall be replaced by a limit of $50,000. In no event shall the Employer reimburse any such expenses incurred beyond December 31, 1999.

       (b) Relocation Bonus. Within three (3) business days of the date the Company receives notice from the Employee that he has consummated the purchase of the Employee's principal residence in the vicinity of Cary, North Carolina, the Company shall pay to the Employee a bonus of Forty Thousand Dollars ($40,000), subject to applicable withholding. This bonus shall be paid in addition to and notwithstanding the reimbursement of the Employee's moving expenses under Section 11(b).

       12. Binding Effect. Without limiting or diminishing the effect of the provisions affecting assignment of this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns and, as set forth in
Section 6(g) hereof, shall inure to the benefit of the Nextel Beneficiaries.



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       13. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

       14. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

       15. Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

       16. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

       17. Arbitration. With the exception of any dispute regarding the Employee's compliance with the provisions of Sections 6 and 9 above, any dispute relating to or arising out of the provisions of this Agreement shall be decided by arbitration in Cary, North Carolina, in accordance with the Expedited Arbitration Rules of the American Arbitration Association then obtaining, unless the parties mutually agree otherwise in a writing signed by both parties. This undertaking to arbitrate shall be specifically enforceable. The decision rendered by the arbitrator will be final and judgment may be entered upon it in accordance with appropriate laws in any court having jurisdiction thereof. Each of the parties shall pay his or its own legal fees associated with such arbitration.

       18. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

       19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.

                                       SPECTRASITE HOLDINGS, INC.

                                       By /s/ Stephen H. Clark
                                         --------------------------------
                                       Name:  Stephen H. Clark
                                       Title:  Chief Executive Officer

                                         /s/ Richard J. Byrne
                                         --------------------------------
                                         Richard J. Byrne



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